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                                                                    EXHIBIT 10.2


                          CONSULTING SERVICES AGREEMENT


         This Consulting Services Agreement ("Agreement") entered into as of the 26th day of May, 2004 between Belk, Inc. (the "Company") and John M. Belk ("JMB"),

                              W I T N E S S E T H:

         WHEREAS, JMB has been employed by the Company or one or more of its predecessors for more than 60 years and has served as Chief Executive Officer for more than 50 years;

         WHEREAS, JMB will retire from his position as Chairman and Chief Executive Officer of the Company upon the expiration of his current term as a director of the Company on May 26, 2004 (the "Retirement Date"); and

         WHEREAS, the Company desires to retain JMB's services as an independent consultant following the Retirement Date;

         NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and JMB agree as follows:

1.       Consulting Services

         JMB shall be on retainer and agrees to make himself reasonably available from the Retirement Date until May 26, 2009 (the "Consulting Period") to provide consulting services (the "Services") to the Company. In performing the Services, JMB shall be an independent contractor and shall comply with all applicable federal, state, and local laws and regulations and ethical standards of the Company. The manner, means, details or methods by which JMB performs his obligations under this Agreement shall be solely at his discretion. The Company

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agrees to reimburse JMB for all reasonable travel and business expenses incurred in his performance of the Services, up to a maximum amount of $25,000 per year, with any excess to be authorized in advance by an authorized representative the Company.

2.       Consulting Fee

         In consideration for JMB being on retainer and providing the Services, the Company shall make the following annual payments (based on the Company's fiscal year) to JMB during the Consulting Period, payable in installments in accordance with the Company's normal payroll practices and procedures, as they exist from time to time:

                  Fiscal Year 2005 (beginning on May 26, 2004):     $400,000
                  Fiscal Year 2006                                  $500,000
                  Fiscal Year 2007                                  $500,000
                  Fiscal Year 2008                                  $500,000
                  Fiscal Year 2008                                  $500,000
                  Fiscal Year 2010 (ending on May 26, 2009)         $200,000

3.       Life Insurance

         During the Consulting Period, the Company shall make additional annual payments to JMB in the amount of $257,000, which represents the after tax cost of premiums payable on life insurance on JMB previously funded by the Company under a split dollar insurance agreement.

4.       Health and Welfare Insurance

         The Company agrees to use its best efforts to allow JMB and his spouse to participate in its group health and welfare insurance programs, as amended from time to time, during their respective lifetimes. If insurance for JMB or his spouse cannot be maintained under the Company's group health and welfare insurance program, the Company shall reimburse JMB for: (1) amounts actually incurred to maintain insurance under the Company's group health and welfare benefit plans pursuant to COBRA and (2) amounts actually incurred for JMB to purchase

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similar insurance for himself and/or his spouse if or when COBRA coverage expires. JMB shall provide the Company with all documentation needed by the Company to comply with this Paragraph 4.

5.       Title to Automobile

         The parties acknowledge and agree that JMB currently has use of one automobile which is owned by the Company. On the Retirement Date, or as soon thereafter as reasonably practicable, the Company shall transfer title to such automobile to JMB, and pay all fees necessary to complete the transfer of title.

6.       Office Space

         During the Consulting Period, JMB shall have the use of his current office and access to a secretary to be provided by the Company. Following the Consulting Period, JMB will be provided with office space and secretarial services upon request at the Company's headquarters as is reasonably available.

7.       Agreement to Cooperate

         JMB covenants and agrees that he shall cooperate with the Company in any pending or future matters, including without limitation any litigation, investigation, or other dispute, in which JMB, by virtue of JMB's prior employment with the Company, has relevant knowledge or information.

8.       Confidentiality

         JMB acknowledges that during the Consulting Period, he may be privy to confidential information of the Company and its affiliates which includes, but is not limited to, sales and marketing information, financial or statistical data, acquisition or merger information, strategic plans or plans for future business development, plans regarding sales of assets and other

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information made available to JMB not known to the public, which, if misused or disclosed, could adversely affect the business or standing of the Company and its affiliates and members. JMB agrees that for so long as such information remains confidential to the Company and/or its affiliates, including after the term of this Agreement, JMB will not disclose any such confidential information to any person, agency, institution, company or other entity, and he will not use any Confidential Information in any way except as required by his duties to the Company or by law, without having first obtained the written consent of the Company's Chairman or designee. JMB further agrees that on or before the conclusion of the Consulting Period, JMB will return to the Company, upon request, all property belonging to the Company and any other property or documents which may contain or record any information confidential to the Company. JMB acknowledges that the Company would be irreparably harmed if JMB were to breach his obligations under this paragraph and that the Company shall be entitled to injunctive relief for the purpose of enforcing this provision.

9.       Non-Competition

         During the Consulting Period, JMB agrees to refrain from "competing" with the Company or any of its affiliates. For the purposes of this paragraph, "competing" shall mean accepting employment from or acting as a consultant or advisor to any person or entity which operates retail department stores in any state in which the Company does business.

10.      Successors and Assigns

         JMB acknowledges and agrees that this Agreement is a contract for personal services, and he is not entitled to assign, subcontract or transfer any of the obligations imposed or benefits provided under this Agreement. This Agreement will inure to the benefit of and be binding on any successor or assigns of the Company.

                                      -4-

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8.       Applicable Law

         This Agreement has been entered into in and shall be governed by and construed under the laws of the State of North Carolina without reference to the choice of law principles thereof.

9.       Severability

         The provisions of this Agreement shall be deemed to be severable. If any court or agency with authority to do so should determine that any part of this Agreement is legally invalid, the remainder of this Agreement shall remain in effect to the full extent permitted by law.

10.      Entire Agreement; Miscellaneous

         JMB and the Company acknowledge and agree that they are not relying on any representations, oral or written, other than those expressly contained in this Agreement. This Agreement supersedes all prior agreements, proposals, negotiations, conversations, discussions and course of dealing between the parties with respect to the subject matter hereof. Section headings are for convenience of reference only and are not intended to create substantive rights or obligations.



/s/                                         May 26, 2004
----------------------------------          ------------
John M. Belk                                Date



BELK, INC.


By: /s/ Thomas M. Belk, Jr.                 May 26, 2004
    ------------------------------          ------------
                                            Date
Title: Chairman
       ---------------------------




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